Exhibit 99.1
FOR IMMEDIATE RELEASE
Double Eagle Petroleum Reports Project Update
CASPER, Wyo., July 24 /PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) reported today on progress at the Rattlesnake Prospect, Cow Creek Deep #2 well, Christmas Meadows Prospect, South Fillmore Prospect, Mesa Unit, Doty Mountain Project, and a new line of credit arrangement.
At the Rattlesnake Prospect, the Rattlesnake 24-19 well was spudded on July 18. We are operating with a 33% working interest in this 7,200 foot wildcat well located 26 miles north of Casper, Wyoming. The well is targeting the Tensleep Sandstone on a seismically defined anticline. Seismic indicates that we will be structurally high to a well with oil shows in the Tensleep that was drilled by Sohio in 1954. We expect this well to take around ten days to drill.
At the Cow Creek Deep #2 well, we have drilled to 8,700 feet as of July 21 and are continuing towards our expected total depth of 12,350 feet. We expect to complete drilling this well by the middle of August and to then move this rig to our Christmas Meadows Prospect.
At Christmas Meadows, we have completed clearing the debris from the road and location construction in anticipation of bringing the drilling rig in during the second half of August. We have no restrictions on when we start this well or when we have to stop, except for lease term limit of 222 days. After that time, we have other options that may be available to us to extend the leases for another two years. We expect to have the necessary time to get this exploratory well drilled and tested.
At South Fillmore, a completion rig has moved onto the PH State #1 well and begun work on our completion attempt. Our plan is to perforate our main coal and experiment with this zone alone and then move up the borehole to a sandstone that appears to be gas saturated from log calculations. We hope to fracture stimulate this zone with a large enough job to connect it to the coals above and below out away from the borehole. Sidewall cores were taken in the coal when we completed drilling and these have gas contents in excess of 500 standard cubic feet (scf) per ton of coal. This compares to 250 scf in the coal at our successful Cow Creek Field. In other words, there is a great deal of natural gas in these coal beds. We just need to find a way to effectively produce it at a depth of 7,900 feet.
At the Mesa Unit, Questar is drilling four wells and has staked an additional seven wells on lands that Double Eagle has an interest in.
At Doty Mountain, Anadarko has notified us that they hope to drill 25 wells this year in the Doty Mountain Unit before the Atlantic Rim Environmental Impact Study is officially completed. These will be on lands where they own the minerals and surface. Double Eagle would have approximately 21% working interest in these wells.
Double Eagle has signed on a new line of credit agreement with American National Bank and the Bank of Oklahoma with an effective date of August 1, 2006. The new line has a credit limit of $50 million with a current borrowing base of $25 million and a new maturity date of July 31, 2010.
Stephen H. Hollis, CEO of Double Eagle commented: “We have never had this much activity at Double Eagle since I took the reins in 1994. We have two drilling wells that we are operating as well as an interest in over ten wells that other operators are drilling. We also have a completion attempt at South Fillmore that we are operating. Our Cow Creek Deep #2 well has been a challenge because of all the zones that appear to be overpressured with natural gas. In the next six months, we hope to complete several projects that could make a significant difference to Double Eagle.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.